EXHIBIT 10.75

PURCHASE ORDER FOR ZAP JONWAY UFO ELECTRIC SUV

BETWEEN:

SAMYANG OPTICS CO., LTD. (“COMPANY” OR “DISTRIBUTOR”)
654-4 Bongam-Dong, Masan 630-803 Korea
Tel: 82 2-784-9961
Fax: 82 2-784-1410
www.syopt.co.kr

AND: ZAP

501 Fourth Street
Santa Rosa, California 95401 USA
Tel: (707) 525-8658
Fax: (707) 525-8692
www.zapworld.com
email: zap@zapworld.com

START DATE:	January 27th 2010

PRODUCTS:	ZAP JONWAY UFO ELECTRIC SU V

TERRITORY:	Korea Company agrees to distribute and sell only within the designated, above mentioned territory(s). ZAP agrees to refer small dealers to Distributor.

NATURE OF AGREEMENT:
Distributor agrees to a 100 unit ZAP Jonway UFO electric SUV initial purchase contract. COMPANY will not market or sell products competitive with ZAP products. COMPANY must establish one permanent non-residential sales/service location within Territory within three months of start date.

AGREEMENT TERM:
Initial 12-Months, successive 12 month renewals, provided agreed quota renewal conditions are met. The 2010 sales quota will be determined within 30 days of signing this purchase order, and this purchase order will go towards the quota for 2010.

COMPLIANCE WITH LAWS:
COMPANY agrees that all of its marketing activities shall be performed in compliance with applicable international, federal, state and/or local laws within above mentioned territory including, but not limited to, local laws of the territory which may require the registration of COMPANY, or of this agreement, with local authorities.

TITLE and OWNERSHIP:
The rights granted under this Agreement shall in no way affect the exclusive ownership of ZAP in regard to ZAP’s trademarks, license technology, trade secrets, trade names, copyrights, patents, and any other proprietary or intellectual property rights, except as expressly provided by this Agreement. COMPANY agrees that any applications, improvements, modifications, or enhancements, and related technology evolving from this Agreement shall be, and will remain, the sole and exclusive property of ZAP. COMPANY will market and sell ZAP’s electric vehicle under ZAP’s company brand name and shall not alter any branding, copyrights, trademarks, and/or trade secret notices, or components relating to the ZAP product. COMPANY shall include ZAP’s registered, trademarked name and patents in its literature and promotional material.

PROMOTION:	COMPANY and ZAP agree to issue a mutually agreed press release covering this Agreement, within 7 days of authorization of Agreement.

INFORMATION:
ZAP shall provide COMPANY with all information reasonably required by COMPANY to promote the sale of the Products, including price lists, brochures and videos which may be upgraded by ZAP, at a mutually agreeable cost.

TECHNICAL SUPPORT & TRAINING:
ZAP agrees to provide reasonable customary training and support of Samyang’s staff in order for Samyang to provide in-country customer support, repair and maintenance of the vehicles. Additionally ZAP will provide adequate technical support to Samyang for obtaining Korean certification, and work on the technical assessment and solutions if required in order to obtain Korean certif

ORDER PROCESS:
The process for ordering Products shall be as follows.
a) COMPANY places order with the required down payment paid in cash and places the orders to ZAP.
b) ZAP and ZAP’s finance company approves COMPANY credit terms.
c) ZAP approves the COMPANY’s shipping instructions and freight carrier.
d) ZAP ships directly to COMPANY upon receipt in full for the shipment.
e) ZAP/ZAPs Finance Company invoices COMPANY directly.

PRICING:
Initial Order is 100 units, at a price per unit to be determined based on final specifications supplied to ZAP by Samyang Optics. Pricing and delivery date for the order will be determined upon regulatory approval by the Korean regulations and Sarnyang’s final specifications for the vehicles based on the regulatory compliancy requirements.

ZAP’s specifications

Performa nces
	Range (miles - km)	100 - 160
	Top Speed (mph - kmph)	70 - 112
	Power (kW) continuous	25
	Power (kW) peak	60
	Torque (Nm) continuous	140
	Torque (Nm) peak	280
	Energy storage (kWh), Lithium chemistry	35 to 40
For a prototype	weight of the car	3300 Bps delivered
	adaptation: batt box...	Fiberglass under middle of car
	Air conditioning	integrated motor and controller - 1 to 2 HP, approx 2500rpm
	Heater	>2000W Including a Defroster
	Onboard Charger	Universal input (110VAC and 240VAC), 30A output
	DC to DC converter	800, 13.4 V output
	BMS	Cell balancing and temperature monitoring, able to handle charging at 30A
	Metering in dashboard	State of Charge, Amps, speedometer, auxiliary battery
	Safety	charge interlock, fuse, master cut off, collision voltage cut off
	Brakes	Power assisted
	Miscellaneous	Ability to easily service and access all major electric cornponents
	Steering	Power assisted
	Interior	Seating and trunk space to remain the same
	warranty	3 years

PAYMENT TERMS:
30% deposit upon Korean regulatory approval and Samyangs’ specification completion based on Korean regulatory requirements. Balance due in full when products are ready to ship and the products will be shipped when payment is received in full.

INTELLECTUAL PROPERTY:
Distributor acknowledges that the Company is either the owner or licensor of all trademarks, copyrights, patents, design rights and other industrial and intellectual property rights used or embodied in the Products or the Parts and any such rights that the Company may have in the foregoing remain the sole and exclusive property of the Company.

■ Trademarks include, but are not limited to:

“E Kart”, “Electricruizer”, “Electricycle”, “empower”, “Lectra”, “PatrolBike”, “PowerBike”, “PowerSki”, “SeaScooter”, ”Where transportation is going”, “ZAP”, “ZAP Electric Vehicle Outlet”, “Zapper”, “ZAPPY”, “ZAPPY Jr.”, “ZAPPY Kick”, “ZAPPY Turbo”, “ZAPPY Mobility”, “Seascooter”, “Voltage Vehicles” ”ZAP Trike”, “ZAPWORLD.COM”, “ZAP Electric Vehicle Outlet”, “Zero Air Pollution”.

■ Patents include, but are not limited to:

(5,735,361)   (5,913,373)   (5,491,390)   (5,671,821)   (5,848,660)
(5,423,278)   (5,634,423)   (5,303,666)   (347,418)   (355,022)

No content, on ZAP’s website, including copy written material and trademarks may be used on any other web site, in any publications or in public performances without the written permission of ZAP and may be withdrawn at any time.

TERMINATION:
This agreement shall become effective as of the effective date, the effective date becoming formal with signed Agreement and a purchase with payment, and thereafter shall continue in full force until terminated pursuant to the following:
a) If either party fails to perform any of the terms, conditions, agreements, or covenants in this agreement.
b) In the event either party files a petition in bankruptcy.
c) In the event either party comes under the control of any organization which is not acceptable to the terminating party.
d) Notice of termination shall be in writing, with 30 days notice.
e) No other penalties will be associated with termination of this Agreement.

ENFORCEABILITY:	No director, officer or employee of ZAP or the COMPANY shall be personally liable for the obligations under this agreement, except for acts which constitute fraud or willfull misconduct. Any dispute will be under the laws of California.

WARRANTY:	This Agreement shall not have any effect on ZAP existing warranty terms or policies.

INDEMNIFICATION:	Any indemnification agreements shall be mutual and reciprocal and executed in written form as attachments to this Agreement.

ADDRESS:	All correspondence shall be between COMPANY, at its offices in Bongam-dong, Masan, Korea and ZAP, at its offices in Santa Rosa, CA, USA.

Signed on behalf of:

Samyang Optics Co. Ltd. /s/ Christopher Kang CEO	and: ZAP /s/ Steven Schneider Corporate Representative 01/27/2010 Date